UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*

                          FIRST SIERRA FINANCIAL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   335944 10 4
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  SCHEDULE 13G

CUSIP No.   335944 10 4
___________________________________________________________________________
1    NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas J. Depping
___________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) / /
                                                                         (b) / /

___________________________________________________________________________
3    SEC USE ONLY

___________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
___________________________________________________________________________
                    5    SOLE VOTING POWER
  NUMBER OF
                         1,805,800
   SHARES           _______________________________________________________
                    6    SHARED VOTING POWER
BENEFICIALLY
                         None
  OWNED BY          _______________________________________________________
                    7    SOLE DISPOSITIVE POWER
    EACH
                         1,805,800
  REPORTING         _______________________________________________________
                    8    SHARED DISPOSITIVE POWER
 PERSON WITH

___________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,805,800
___________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         / /


___________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     19.9%
___________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     IN
___________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:

     First Sierra Financial, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

     600 Travis Street, Suite 7050
     Houston, Texas 77002

Item 2(a) Name of Person Filing:

     Thomas J. Depping

Item 2(b) Address of Principal Business Office of Pioneer Life and PFS

     600 Travis Street, Suite 7050
     Houston, Texas 77002

Item 2(c) Citizenship:

     U.S.A.

Item 2(d) Title of Class of Securities:

     Common Stock, $.01 par value

Item 2(e) CUSIP Number:

     335944 10 4

Item 3.   Not Applicable

Item 4.   Ownership:

     (a)  Amount Beneficially Owned as of December 31, 1997:

               1,805,800

     (b)  Percent of Class:  19.9%

     (c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:    1,805,800

     (ii) shared power to vote or to direct the vote:  None

    (iii) sole power to dispose or to direct the
          disposition of:                              1,805,800

     (iv) shared power to dispose or to direct the
          disposition of:                              None

Item 5.   Ownership of Five Percent or Less of a Class:

     Not applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not applicable

Item 8.   Identification and Classification of Member of the Group:

     Not applicable

Item 9.   Notice of Dissolution of Group:

     Not applicable

Item 10.  Certification:

     Not applicable

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1998


                                        /s/ Thomas J. Depping
                                        Thomas J. Depping

Attention:     Intentional misstatements or omissions of fact constitute Federal criminal violations.  (See 18 U.S.C. 1001)